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                                THERMEDICS INC.
                              470 WILDWOOD STREET
                                 P.O. BOX 2999
                        WOBURN, MASSACHUSETTS 01888-1799

                                                                    May 12, 2000

Dear Shareholder:

     On May 1, 2000, Thermo Electron Corporation ("Thermo Electron") commenced an exchange offer by which Thermo Electron proposes to exchange 0.45 shares of Thermo Electron common stock for each outstanding share of common stock of Thermedics Inc. (the "Company") not currently owned by Thermo Electron (the "Offer").

     Because all of the current members of the Company's Board of Directors, except the undersigned, are, or have been, directors or officers of Thermo Electron, the Company's Board of Directors appointed the undersigned as a Special Committee, and, in connection with such appointment, the Special Committee has been delegated the sole and exclusive authority to respond to the Offer. Based on the factors considered by the Special Committee and set forth in the attached Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which was filed today with the Securities and Exchange Commission, the Special Committee is recommending that shareholders accept the Offer and tender their shares of common stock of the Company pursuant to the Offer.

     You should make your decision as to whether or not to tender your shares based on all of the information available to you, including the factors considered by the Special Committee and described in the Schedule 14D-9, and, to that end, the Special Committee strongly urges that you read the enclosed materials carefully and in their entirety, paying particular attention to Item
4 -- "The Solicitation or Recommendation".

                                          Very truly yours,

                                          T. ANTHONY BROOKS

                                          Chairman of the Special Committee of
                                          the Board of Directors of Thermedics
                                          Inc.

                                          NICHOLAS T. ZERVAS

                                          Member of the Special Committee of the
                                          Board of Directors of Thermedics Inc.